[Letterhead of Elliott Davis, LLC]



                                      October 30, 2002



Securities and Exchange Commission
Washington, D.C.  20549

Dear Sir:

We have read Item 4 included in the Form 8-K/A dated October 30, 2002 of HomeGold Financial, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except we are not in a position to comment on the statement, "The registrant believes that it has taken steps to correct the weaknesses specified by Elliott Davis", made by the registrant.

                                      Very truly yours,


                                      /s/ Elliott Davis LLC

                                      Elliott Davis, LLC